EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

RESPONSE FROM OPENTV CORP. REGARDING PROPOSAL BY KUDELSKI SA

San Francisco, Calif., February 27, 2009 - OpenTV Corp. (NASDAQ: OPTV), a leading software and technology provider of advanced digital television solutions, reported today that on February 27, 2009 it received a non-binding proposal from Kudelski SA to acquire all of the Class A ordinary shares of OpenTV Corp. not currently owned by Kudelski or its affiliates. The proposed purchase price is $1.35 per share in cash.

The Board of Directors of OpenTV will meet to consider the proposal.

OpenTV indicated that it does not intend to comment further at this time.

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About OpenTV

OpenTV is one of the world’s leading providers of advanced digital television solutions dedicated to creating and delivering compelling viewing experiences to consumers of digital content worldwide. The company’s software has been integrated in more than 121 million digital set-top boxes and digital televisions around the world, and enables enhanced program guides, video-on-demand, personal video recording, enhanced television, interactive and addressable advertising, and a variety of consumer care and communication applications. For more information, please visit www.opentv.com.

Contacts:	Christine Oury	Denise Roche
	OpenTV	Brainerd Communicators, Inc.
	Tel: +1 415 962 5433	Tel: +1 212 986 6667
	coury@opentv.com	roche@braincomm.com